Exhibit 5
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
October 18, 2007
Board of Directors
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
Ladies and Gentlemen:
Reference is made to the Registration Statement on Form S-4, No. 333-146132 (as amended through the date hereof, the “Registration Statement”), of M&T Bank Corporation, a New York business corporation and a bank holding company (the “Corporation”), filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,893,269 shares of the Corporation’s common stock, par value $0.50 per share (the “Common Stock”), to be issued by the Corporation in connection with that certain Agreement and Plan of Merger, dated as of July 18, 2007 (the “Merger Agreement”), among the Corporation, Partners Trust Financial Group, Inc., a Delaware corporation (“Partners Trust”), and MTB One, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation (“Merger Sub”), which provides for, among other things, the merger of Merger Sub with and into Partners Trust, immediately followed by the merger of Partners Trust with and into the Corporation.
As Senior Vice President and General Counsel of the Corporation, I have participated in the preparation of the Registration Statement, including the prospectus included therein. I have acted as counsel to the Corporation with respect to the authorization and issuance of the Common Stock covered by the Registration Statement. I have reviewed the Corporation’s Restated Certificate of Incorporation and Bylaws, each as amended to date, the Registration Statement, the Merger Agreement and the proceedings taken by the Corporation relating to the Merger Agreement and the Registration Statement, including the resolutions adopted by the Corporation’s Board of Directors with respect thereto. I also have examined such corporate records, certificates and other documents that I have considered necessary or appropriate for the purposes of this opinion.
In making such examination and rendering the opinions set forth below, I have assumed: (i) the genuineness and authenticity of all signatures (other than my own) on original documents; (ii) the authenticity of all documents submitted to me as originals; and (iii) the conformity to originals of all documents submitted to me as copies and the authenticity of all originals of such documents. In addition, I have assumed the due authorization and issuance of the outstanding shares of common stock of Partners Trust in accordance with applicable law.

In rendering this opinion, I have reviewed such matters of law as I, or attorneys under my supervision, have deemed necessary or appropriate. This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, I assume no obligation to revise or supplement this opinion should present laws, regulations or judicial interpretations be changed by legislative or regulatory action, judicial or otherwise.
I am admitted to practice as an attorney-at-law in the State of Michigan and the Commonwealth of Pennsylvania. Attorneys on my staff and acting under my supervision who have participated in this matter are admitted to practice as attorneys-at-law in the State of New York. I do not express any opinion as to matters arising under the laws of any jurisdiction other than the Federal laws of the United States of America and laws of the State of New York.
Based upon and subject to the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) effectiveness of the merger of Merger Sub with and into Partners Trust pursuant to the Merger Agreement, and (iii) issuance of the Common Stock in accordance with the terms and conditions of the Merger Agreement, the Common Stock will be validly issued, fully paid and non-assessable.
I hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein under the caption “Legal Matters” as the attorney who passed upon the validity of the Common Stock and to the filing of a copy of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act. This letter does not address any matters other than those expressly addressed herein.
Very truly yours,
/s/ Mark W. Yonkman
Senior Vice President and General Counsel